UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 1, 2008

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Pennichuck Corporation

(Exact name of registrant as specified in its charter)

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New Hampshire	0-18552	02-0177370
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

25 Manchester Street, Merrimack, New Hampshire 03054

(Address of Principal Executive Office) (Zip Code)

(603) 882-5191

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement.

On May 1, 2008, Pennichuck Water Works, Inc. (“Pennichuck Water”), a public utility corporation that is a wholly-owned subsidiary of Pennichuck Corporation (the “Company”), entered into an amendment to its Remarketing Agreement (as defined below) and Master Loan and Trust Agreement (as defined below) and related documents providing for the terms under which Pennichuck Water converted its outstanding $15 million auction rate bonds (the “Series BC-1 Bonds”) and also borrowed $5 million of the proceeds of a $16.4 million bond offering being held in an escrow account solely for the benefit of bondholders (the “Series BC-2 Bonds”) through a combination of $7.5 million of fixed rate bonds termed the Series BC-3 Bonds (as defined below) and $12.5 million of fixed rate bonds termed the Series BC-4 Bonds (as defined below).  The information provided in Item 2.03 is incorporated into this Item 1.01 by reference.

Item 2.03.

Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On May 1, 2008, Pennichuck Water entered into an amendment to its Remarketing Agreement (as defined below) and Master Loan and Trust Agreement (as defined below) and related documents providing for the terms under which Pennichuck Water converted its outstanding Series BC-1 Bonds and also borrowed $5 million of the proceeds of the Series BC-2 Bonds) through a combination of $7.5 million of 5% fixed rate bonds subject to mandatory tender in 2018 (the “Series BC-3 Bonds”) and $12.5 million of 5.375% fixed rate bonds to final maturity in 2035 (the “Series BC-4 Bonds”).

As previously disclosed, Pennichuck Water will use the Series BC-3 Bonds and the Series BC-4 Bonds to finance the cost of certain upgrades of certain water facilities to be owned and operated by Pennichuck Water (the “Project”). The Series BC-3 Bonds and the Series BC-4 Bonds will be payable solely from payments received from Pennichuck Water by the Trustee under the Master Loan and Trust Agreement dated as of October 1, 2005, as amended (the “Master Loan and Trust Agreement”) between the Authority, Pennichuck Water and The Bank of New York Trust Company, N.A., as Trustee (the “Trustee”).

In addition, the remaining $11.4 million of the proceeds of the Series BC-2 Bonds, for which Pennichuck Water is not yet liable, was re-deposited into an escrow account maintained by The Bank of New York Trust Company, N.A., as escrow agent, until October 1, 2008 or such later date as Pennichuck Water may request. While the proceeds of the Series BC-2 Bonds are in escrow, Pennichuck Water is not legally or financially obligated under the Master Agreement (or any agreement entered into in connection with the Master Agreement) with respect to the payment of the principal or interest or, in the case of a mandatory redemption, the purchase price of the Series BC-2 Bonds. Therefore, the indebtedness represented by the Series BC-2 Bonds will not be shown as a liability on the Company’s consolidated financial statements unless and until the proceeds of one or more subseries of the Series BC-2 Bonds have been loaned to Pennichuck Water upon specific request by Pennichuck Water under the terms of the Master Agreement.

Pennichuck Water expects to borrow a minimum of an additional $5,000,000 of the proceeds of the Series BC-2 Bonds on October 1, 2008.  The remaining balance, if any, would be re-deposited into the escrow account as described above for an additional period.  Also, on October 1, 2008 Pennichuck Water expects to remarket its $6,000,000 Series B-1 Bonds, which are subject to mandatory tender on such date (as more fully discussed above), for a new fixed rate term period.

The description of the bonds, the use of bond proceeds, the Master Loan and Trust Agreement and the loans made to Pennichuck Water thereunder set forth in the Company's reports on Form 8-K dated October 25, 2005, September 27, 2006, October 6, 2006 and October 5, 2007 are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNICHUCK CORPORATION
(Registrant)

By:	/s/ William D. Patterson
Name: Title:	William D. Patterson Senior Vice President and Chief Financial Officer

Date:  May 7, 2008